EXHIBIT 99.1

YP.NET REPORTS APPROXIMATELY 134% INCREASE IN REVENUE AND 142% INCREASE IN OPERATING INCOME AND 110% INCREASE IN NET INCOME

Mesa,  Arizona  -  (Business  Wire)
August 13, 2003

YP.NET, (YPNT) a leading provider of nationwide Internet Yellow pages and related services and a component of the Dow Jones Internet Services Index reported its financial results for the three months ended June 30, 2003. Net Revenue for the three months ended June 30, 2003 was $8,013,845 compared to $3,416,953 for the comparable period ended June 30, 2002, an increase of over 134%. The increase in revenue is principally the result of an increase in the number of "Preferred Listing" Internet advertising customers. The increase in Internet advertising customers is due to the continued success of our marketing programs.

Operating income for the three months ended June 30, 2003 was $2,155,018 compared to $888,963in the comparable period in Fiscal 2002, an increase of approximately 142%. Operating margins improved to 27% from 26%. The increased operating margin is a result of additional "Preferred Listing" Internet advertising customers and the leveraging of certain fixed costs relating to acquiring and servicing these customers.

Income before income taxes for the three months ended June 30, 2003 was $2,352,869 compared to $1,247,637 in the comparable period in 2002; an increase of approximately 89%. The increased pre-tax income also results from the additional "Preferred Listing" Internet advertising customers and the leveraging of certain fixed costs over the larger customer base offset by non-recurring gains of approximately $395,000 recorded in the prior year period. Excluding such prior year non-recurring gains, pre-tax income growth and margins would have been greater.

Angelo Tullo, YP.Net's CEO commented, "We are pleased with our third quarter financial results. Our growth in both operating income and margins represent the soundness of management's business model. We look forward to continuing to build the YP.Net franchise into the Internet yellow pages of choice for businesses and consumers."

The provision for income taxes was $676,039 for the three months ended June 30, 2003 versus a provision of $448,895 for comparable period in 2002. The increase in tax provision results from the increased profitability of the Company offset by tax planning initiatives.

Net profits for the three months ended June 30, 2003 were $1,676,830, or $0.04 per share, compared to net profits of $798,742, or $0.02 per share in the comparable period in 2002 or an increase of approximately 110% in net income. Net margins were 21% for the three months ended June 30, 2003 versus 23% for the three-month periods ended June 30, 2002. The decrease in net margin is the result of the previously mentioned


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non-recurring  gains  recorded in the prior year period. Excluding the effect of these non-operating items, net income margins in the current period are actually greater than the same prior year period.

About  YP.Net,  Inc.
YP.Net Inc., a leading provider of Internet-based yellow page services and a component of the Dow Jones Internet Services Index, offers an Internet Advertising Package that includes a priority Preferred Listing and Mini-Webpage(TM) through its yellow page Web site at www.Yellow-Page.Net and www.YP.Net. The Company's Web site contains listings for approximately 18 million business and individuals in the United States.

YP.Net also provides an array of other Internet services that complement its yellow page sites found at (www.Yellow-Page.Net, www.YP.Net, www.YP.Com and about 30 other website locations).

YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow page trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of yellow page publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent yellow page publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.yp.net.

This press release contains certain forward-looking statements, including those regarding the Company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the Company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control.

Public  Relations  contact:

YP.Net,  Inc.
David  Iannini
Chief  Financial  Officer
YP.Net,  Inc.
480-654-9646  x1258
Fax  480-654-9747


Investor  Relations  contact:

Roger  H.  Bedier
Investor  Relations
YP.Net,  Inc.
480-654-9646  x1239
Fax  480-654-9747


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